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                                                                    Exhibit 99.1

          TERAYON BROADCAST PLATFORM POWERS FOX BROADCASTING COMPANY'S HIGH DEFINITION DISTRIBUTION SYSTEM AT AFFILIATES NATIONWIDE

     New Terayon BP 5100 Provides Broadcasters a Cost Effective Solution for
                  Delivering High Quality HD Broadcast Content

Santa Clara, California - February 2, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), the leading innovator of intelligent broadband access for data, voice and video, today announced that FOX Broadcasting Company, which last year announced its plans to deliver at least one-half of its prime-time schedule in high-definition (HD) for the fall TV season, has chosen the new Terayon BP 5100 broadcast platform to power its HD broadcast delivery system. Terayon is working in concert with Thomson (Euronext Paris: 18453; NYSE: TMS), FOX' prime technology partner, in this effort. The Terayon BP 5100 enables the integration of high quality HD programming at its affiliated stations, while at the same time allowing localized on-screen branding.

      Terayon designed the Terayon BP 5100 to meet broadcasters' unique needs as they continue to evolve their networks to support the wide-scale deployment of high definition broadcast programming. In addition to delivering the highest resolution and purest picture quality that sets high definition programming apart from current standard definition digital programming, broadcast networks and their affiliates must also maintain the capability to achieve marketing and profitability goals through localized HD logo insertion, stream quality management and digital-to-digital splicing between local and network HD content. The BP 5100 enables broadcasters and their affiliates to implement such services without ever leaving the digital domain or requiring any additional decoding and encoding equipment at each affiliate site, thereby delivering a cost effective, reliable and high quality solution for delivering HD content.

      "Terayon has a long history of video innovations and the BP 5100, the latest evolution of our core technology, addresses unique needs in the broadcast market as networks move to HD," said Jeff Barco, vice president and general manager, Terayon's Digital Video Solutions. "Terayon's expansion into the broadcast market represents the first of many new markets where
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our technology can be applied."

      "FOX has set an aggressive set of goals for its rollout of HD, including long term economic sustainability, the highest possible picture and sound quality, and preservation of station bandwidth," said Andrew G. Setos, President of Engineering, FOX Group. "The partnership that we have formed with Thomson and Terayon is essential to realizing these goals."

      "We are very pleased to continue to deepen our relationship with News Corp. and support its innovative HD distribution model," said Marc Valentin, president, Thomson Broadcast & Media Solutions. "We have worked with Terayon for many years and look forward to providing the FOX Broadcasting Company and its affiliates the best possible support and technology in this endeavor."

TERAYON BP 5100 BROADCAST PLATFORM

      The Terayon BP 5100 broadcast platform is based on the company's core video processing expertise and technologies already available in its Network CherryPicker(TM) line of digital stream management systems. In deployment worldwide since 1999, the CherryPicker products have consistently proven to be a flexible, reliable and cost effective means for statistical multiplexing, grooming, rate shaping and digital program and ad insertion in cable and satellite environments, and the BP 5100 delivers those same benefits to the broadcast industry. In addition to the qualities available in the CherryPicker product line, the BP 5100 also delivers benefits specifically designed to meet the needs of broadcasters including localized HD logo insertion, remote management and software update capabilities and HD into HD program splicing, while continuing to offer substantial cost savings, higher reliability and superior picture quality compared to the multi-box baseband approach.

ABOUT TERAYON

      Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and



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can be found on the web at www.terayon.com.

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
PRESS CONTACTS:                                       INVESTOR CONTACT:
John Giddings               Margaret Huang            Kristin Stokan
PR Manager                  Atomic Public Relations   Director, Finance
(408) 486-5223              (415) 703-9454            (408) 486-5206
john.giddings@terayon.com   margaret@atomicpr.com     kristin.stokan@terayon.com

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers and the deployment of Terayon's products in new or specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.